Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ami Knoefler
Senior Director
Corporate Communications & Investor Relations
510-284-6350 or 510-284-6605

ABGENIX ANNOUNCES PRICING OF PRIVATE OFFERING OF CONVERTIBLE SENIOR NOTES

FREMONT, Calif., December 15, 2004 — Abgenix, Inc. (Nasdaq: ABGX) today announced it has priced its previously announced private placement under Rule 144A in an aggregate principal amount of $225 million of its Convertible Senior Notes due 2011. In addition, the company has granted the initial purchasers of the notes an option to purchase up to an additional $75 million principal amount of notes.  The notes will be convertible into common stock of the company at a conversion rate of 78.0153 shares per $1,000 principal amount of notes (representing an initial conversion price of approximately $12.82 per share) and will accrue interest at an annual rate of 1.75 percent.  The notes will mature in December 2011 and will be redeemable at the company’s option beginning in December 2009. The transaction is expected to close on December 21, 2004.  The closing is subject to customary closing conditions.

Abgenix intends to use a portion of the net proceeds of the offering from time to time to retire a portion of its outstanding Convertible Subordinated Notes due March 15, 2007.  Abgenix expects to use the remaining proceeds of the offering for research and development, capital expenditures, working capital and other corporate purposes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Abgenix’s statements in this press release that are not historical facts and that relate to future plans or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include Abgenix’s intention to raise proceeds through the offering and sale of convertible senior notes, the intended use of proceeds and the anticipated terms of such notes. There can be no assurance that Abgenix will complete the offering on the anticipated terms or at all. Abgenix’s ability to complete the offering will depend, among other things, on market conditions. In addition, Abgenix’s ability to complete this offering and Abgenix’s business are subject to the risks described in Abgenix’s quarterly report on Form 10-Q for the quarter ended September 30, 2004 and annual report on Form 10-K for the year ended December 31, 2003, which have been filled with the Securities and Exchange Commission.  Abgenix is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements.

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